UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

iShares, Inc.

iShares Trust

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Dear Institutional Investor:

The Special Meeting of iShares, Inc. and iShares Trust (the “Companies”) scheduled for November 4, 2009, is rapidly approaching. Please help us by voting all share positions in all iShares Funds held on the August 25, 2009 record date, at this important Special Meeting. Your vote participation is extremely important.

If you have sold your shares after the August 25, 2009 record date, you still retain voting rights at the Special Meeting.

As previously reported, RiskMetrics Group - ISS and Glass Lewis & Co., two influential proxy advisory firms, recommended that institutional clients vote FOR the new investment advisory agreement proposal for all iShares Funds and the change in the classification of the investment objective proposal for certain iShares Funds at the Special Meeting.

We urge you to vote promptly without waiting until the final moments of the solicitation to ensure your vote is counted well before the meeting date.

If you have any questions or need assistance voting your shares, please call us collect at +1 646-378-4860.

Sincerely,

D. F. King & Co., Inc.

Subject line: iShares Shareholder Proxy - Voting Extended

Banner: Important Shareholder Deadline

Barclays Global Fund Advisors, the adviser to the iShares® Funds, is being acquired by BlackRock, Inc.

In September, many of your clients received a shareholder proxy package in the mail or via e-mail regarding special shareholder meetings to vote on proposals related to the transaction. The meetings are being held today, November 4th, 2009.

Although participation by shareholders to date has been positive, funds not passed today will be adjourned to November 19th, 2009.

Shareholders who have yet to vote, will continue to be contacted. Please encourage your clients, who are iShares shareholders, to participate in the governance of their iShares Funds.

If you are authorized to vote on behalf of your clients,

you can vote by calling a Live Operator at:

1-866-450-8471

Verification of clients full name and address on record is required. For multiple accounts, you can fax or email client information.

For more information about the proxy and a copy of the statement, please review the Q&A document. You can also contact your iShares Representative at 1-800-iShares.

Thank you in advance for your assistance.

Carefully consider the iShares Funds’ investment objectives, risk factors and charges and expenses before investing. This and other information can be found in the Funds’ prospectuses, which may be obtained by calling 1-800-iShares (1-800-474-2737) or by visiting www.iShares.com. Read the prospectus carefully before investing.

Investing involves risk, including possible loss of principal.

The iShares Funds (“Funds”) are distributed by SEI Investments Distribution Co. (SEI). Barclays Global Fund Advisors (BGFA) serves as the investment advisor to the Funds. BGFA is a subsidiary of Barclays Global Investors, N.A., neither of which is affiliated with SEI.

(c) 2009 Barclays Global Investors, N.A. All rights reserved. iShares(r) is a registered trademark of Barclays Global Investors, N.A. All other trademarks, servicemarks or registered trademarks are the property of their respective owners.

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SEI Investments Distribution Co.

1 Freedom Valley Drive

Oaks, PA 19456

Attn: General Counsel

Hi Dan-

Hope all is well with you. As per my voicemail on Monday, October 26th, I mentioned that the iShares exchange traded funds are conducting an important shareholder proxy as a result of BlackRock, Inc.’s acquisition of Barclays Global Investors, N.A., including Barclays Global Fund Advisors, the investment adviser to the iShares exchange traded funds (the “Transaction”). The Transaction is expected to close at the end of 2009.

It is our understanding that Allstate Insurance, as of recent SEC 13-F filings, is a substantial shareholder (approximately $225 million) in shares of the iShares MSCI Canada Fund (Ticker Symbol: EWC). The proxy vote results indicate that Allstate Insurance voted but “abstained” in relation to the proposal to approve the new investment advisory agreement for the iShares MSCI Canada Fund. An “abstention” has the same effect as a vote against the proposal to approve the new investment advisory agreement.

Currently, the iShares MSCI Canada Fund is short of the necessary shareholder vote required for the approval of the new investment advisory agreement.

We ask that you consider the above and understand the implications of your “abstention” vote on such an important proposal.

Please let me know if you have any questions.

Thank you.

Regards,

Paul